Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS is an EMPLOYMENT AGREEMENT, made as of May 5, 2006 (the “Effective Date”), between TELEFLEX INCORPORATED (the “Company”) and JEFFREY P. BLACK (“Executive”).

Background

A. Executive is employed by the Company as the Company’s Chairman and Chief Executive Officer.

B. The purpose of this Agreement is to set forth the terms and conditions of Executive’s employment and, in particular, to provide for certain severance compensation and benefits to be paid or provided to Executive in the event of the termination of his employment under circumstances specified herein, to provide for certain commitments by Executive, and to supersede and replace the Executive Change in Control Agreement dated June 21, 2005 between the Company and Executive.

Terms

THE PARTIES, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound hereby, agree as follows:

1. Definitions. The following terms used in this Agreement with initial capital letters have the respective meanings specified therefor in this Section.

“Affiliate” of any Person means (i) any other Person that controls, is controlled by or is under common control with the first mentioned Person, or (ii) any Person that, together with the Company, would be treated as a single employer with the Company under Section 414(b),(c), (m) or (o) of the Code.

“Agreement” preceded by the word “this” means this Employment Agreement, as amended at any relevant time.

“Base Salary” of Executive means the highest annualized base rate of salary paid to Executive within 24 months preceding the Termination Date, including any and all authorized salary reduction amounts under any of the Company’s benefit plans or programs; provided, however, that in the event of a Termination Following a Change of Control, Base Salary means the highest annualized base rate of salary being paid to Executive in all capacities with the Company, including any and all authorized salary reduction amounts under any of the Company’s benefit plans or programs, at the time of the Change of Control or any time thereafter.

“Bonus Plan” means any Plan providing for the payment of incentive cash compensation to Executive.

“Cause” means (a) misappropriation of funds, (b) conviction of a crime involving moral turpitude, or (c) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company and its subsidiaries taken as a whole.

“Change of Control” shall mean one of the following shall have taken place after the date of this Agreement:

(a) any “person” (as such term is used in Sections 13(d) or 14(d) of the Exchange Act) (other than the Company, any majority controlled subsidiary of the Company, or the fiduciaries of any Company benefit plans) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 20% or more of the total voting power of the voting securities of the Company then outstanding and entitled to vote generally in the election of directors of the Company; provided, however, that no Change of Control shall occur upon the acquisition of securities directly from the Company;

(b) individuals who, as of the beginning of any 24 month period, constitute the Board (as of the date hereof the “Incumbent Board”) cease for any reason during such 24 month period to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company;

(c) consummation of (i) a merger, consolidation or reorganization of the Company, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the voting securities of the Company immediately prior to such merger, consolidation or reorganization do not, following such merger, consolidation or reorganization, beneficially own, directly or indirectly, at least 65% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity or entities resulting from such merger, consolidation or reorganization, (ii) a complete liquidation or dissolution of the Company, or (iii) a sale or other disposition of all or substantially all of the assets of the Company, unless at least 65% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity or entities that acquire such assets are beneficially owned by individuals or entities who or that were beneficial owners of the voting securities of the Company immediately before such sale or other disposition; or

(d) consummation of any other transaction determined by resolution of the Board to constitute a Change in Control.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commencement Date” with respect to the commencement of any compensation or provision of benefits pursuant to this Agreement means the first day of the seventh month beginning after the Termination Date; provided that if it shall be determined that earlier payment or provision of such compensation or benefits would not result in adverse tax consequences under Section 409A of the Code, “Commencement Date” shall mean the earliest such date.

“Confidential Information” has the meaning specified therefor in Section 17.

“Disability” means Executive’s continous illness, injury or incapacity for a period of six consecutive months.

“Employment” means substantially full time employment of Executive by the Company or any of its Affiliates.

“Equity Compensation Plan” means a Plan providing for the grant, award or payment to participants of compensation in the form of (i) interests in or rights to acquire equity securities of the Company or derivative securities relating to equity securities of the Company or (ii) cash payments in amounts equal to the value or increase in value of equity securities of the Company, including the 2000 Stock Compensation Plan of the Company, as such Plan may be amended from time to time and any similar Plan or Plans in effect at any relevant time.

“Good Reason” means the occurrence of one or more of the following actions, to which Executive objects in writing to the Board of Directors of the Company within five days following initial notification of its occurrence or proposed occurrence, and which action is not then rescinded within 30 days after delivery of such notice:

(a) A change of the principal office or work place assigned to Executive to a location more than 25 miles distant from its location immediately prior to such change.

(b) A material reduction by the Company of the executive title, duties, responsibilities, authority, status, reporting relationship or executive position of Executive; provided that if the Company sells or otherwise disposes of any part of its business or assets or otherwise diminishes or changes the character of its business, the change in the magnitude or character of the Company’s business resulting therefrom will not itself be deemed to be a reduction of Executive’s responsibilities, authority or status within the meaning of this clause (b).

(c) A reduction of Executive’s Base Salary.

“Insurance Benefits Period” means the 30 month period commencing on the Commencement Date or, if the Commencement Date and the Termination Date are identical, the thirty-six (36) month period commencing on the Commencement Date.

“Long Term Incentive Award” or “LTI Award” means an award under the Teleflex Incorporated Executive Incentive Plan to employees of the Company of compensation in the form of cash and/or equity securities of the Company, the payment of which awards are conditioned upon the fulfillment of specified or determinable performance goals during specified multi-year Performance Periods, or if such Plan shall be discontinued, a multi-year award under any similar Plan or Plans in effect at any relevant time.

“Notice of Termination” has the meaning specified therefor in Section 10.

“Performance Period” applicable to any compensation payable (in cash or other property) under any Plan, the amount or value of which is determined by reference to the performance of participants or the Company or the fulfillment of specified conditions or goals, means the period of time of such performance is measured or the period of time in which such conditions or performance goals must be fulfilled.

“Person” means an individual, a corporation or other entity or a government or governmental agency or institution.

“Plan” means a plan of the Company for the payment of compensation or provision of benefits to employees in which plan Executive is or was, at all times relevant to the provisions of this Agreement, a participant or eligible to participate.

“Performance Participation Award” or “PP Award” means an award under the Teleflex Incorporated Executive Incentive Plan providing for the payment of an annual bonus to certain employees of the Company, including Executive, or if such Plan shall be discontinued, an annual award under any similar Plan or Plans in effect at any relevant time.

“Prorated Amount” has the meaning specified therefor in Section 11(e).

“Release” has the meaning specified therefor in Section 16.

“Severance Compensation Period” means the 36 month period commencing on the day after the Termination Date.

“Target Award” in respect of a bonus payable in cash to Executive pursuant to any Bonus Plan means the amount specified in or determinable from the Company’s records pertaining to such Bonus Plan as the “target award” which would be payable to Executive as such bonus if specified conditions for a 100% award were fulfilled but not exceeded, without regard to whether such conditions are actually fulfilled.

“Termination Date” means the date specified in a Notice of Termination complying with the provisions of Section 10, as such Notice of Termination may be amended by mutual consent of the parties.

“Termination of Employment” means a cessation of Employment which occurs prior to Executive’s attaining the age of 62 years, other than such a cessation occurring by reason of Executive’s death or Disability.

“Termination Following a Change of Control” means a Termination of Employment (regardless of the age of Executive) upon or within two (2) years after a Change of Control either:

(a) initiated by the Company for any reason other than Disability or Cause; or

(b) initiated by Executive for Good Reason.

“Year of Termination” means the Year in which Executive’s Termination Date occurs.

“Year” means a fiscal year of the Company.

2. Term. This Agreement shall terminate on the third anniversary of the Effective Date hereof; provided, however, that this Agreement shall remain in effect for at least two years after a Change of Control occurring during the term of this Agreement and shall remain in effect until all of the obligations of the parties hereunder are satisfied. The parties agree to use their best efforts to negotiate a successor agreement in substantially final form not less than thirty days before the termination of this Agreement.

3. Continued Employment of Executive. The parties acknowledge that Executive’s employment by the Company is at will and, except as the parties may hereafter agree in writing, such employment may be terminated by either party at any time, subject only to the giving of prior notice pursuant to Section 10. Nothing in this Agreement shall be construed as giving Executive any right to continue in the employ of the Company.

4. Employment.

(a) Duties. Executive shall serve as the President and Chief Executive Officer of the Company with the duties, responsibilities and authority commensurate therewith and shall report to the Board of Directors of the Company. Executive shall use his best efforts to perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to him by the Board of Directors and consistent with his position as the President and Chief Executive Officer.

(b) Best Efforts. During the term of this Agreement, Executive shall devote his best efforts and full business time and attention to promote the business and affairs of the Company and its affiliated companies, and shall be engaged in other business activities only to the extent that such activities do not materially interfere or conflict with his obligations to the Company hereunder. The foregoing also shall not be construed as preventing Executive from (1) serving on civic, educational, philanthropic or charitable boards or committees, or, with the prior written consent of the Board of Directors, in its sole discretion, on other corporate boards, (2) delivering lectures, fulfilling speaking engagements or lecturing at educational institutions, and (3) managing personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities hereunder.

5. Base Salary and Incentive Compensation.

(a) As compensation for the services to be rendered hereunder, the Company shall pay to Executive a base salary at the annual rate of $850,000. This amount may be subject to an upward adjustment at the beginning of each Company fiscal year, as determined by the Board of Directors , in its sole discretion. Executive’s base salary shall be paid in accordance with the Company’s existing payroll policies, and shall be subject to all applicable withholding taxes.

(b) Executive shall be eligible to participate in annual and long-term incentive compensation programs provided by the Company for its senior executives, as determined and on the terms established from time to time by the Compensation Committee of the Board of Directors, in its sole discretion.

6. Equity Compensation. Executive shall be eligible to participate in equity compensation programs provided by the Company for its senior executives, as determined and on the terms established from time to time by the Compensation Committee of the Board of Directors, in its sole discretion.

7. Retirement and Welfare Benefits; Perquisites. Executive shall be entitled to participate in the Company’s retirement and welfare employee benefit plans and programs, if any, pursuant to their respective terms and conditions. Nothing in this Agreement shall preclude the Company from terminating or amending any employee benefit plan or program from time to time. In addition, the Company will reimburse Executive for (i) premiums for $1 million of life insurance coverage under an individual policy owned by Executive, and (ii) federal, state and local income taxes attributable to those premium reimbursements. Finally, Executive shall be entitled annually to personal use of the Company aircraft for up to fifty (50) hours.

8. Vacation. Executive shall be entitled to vacation, and holiday and sick leave at levels commensurate with those provided to other senior executive officers of the Company, in accordance with the Company’s vacation, holiday and other polices for pay for time not worked.

9. Expenses. The Company shall reimburse Executive for all necessary and reasonable travel and other business expenses incurred by Executive in the performance of his duties hereunder in accordance with such reasonable accounting procedures as the Company may adopt generally from time to time for executives.

10. Notice of Termination of Employment. The party initiating any Termination of Employment shall give notice thereof to the other party (a “Notice of Termination”). A Notice of Termination shall (i) state with reasonable particularity the reasons for such Termination of Employment, if any, which are relevant to Executive’s right to receive compensation and benefits pursuant to this Agreement and (ii) specify the date such Termination of Employment shall become effective which, without the consent of such other party, shall not be later than fifteen (15) days after the date of such Notice of Termination.

11. Compensation upon Termination of Employment. Subject to the terms of Sections 16-19, upon Termination of Employment (i) by the Company other than for Cause or (ii) by Executive within two (2) months after the expiration of the period for rescission of an action that, absent such rescission, would constitute Good Reason, Executive will receive from the Company the following payments and benefits:

(a) Unpaid Salary. Within 15 days after the Termination Date, Executive shall receive a lump sum cash payment equal to Executive’s unpaid base salary, if any, earned through the Termination Date.

(b) Cash Bonuses for Years Preceding the Year of Termination. If any cash award pursuant to a Bonus Plan in respect of a Performance Period which ended before the Year of Termination shall not have been paid to Executive on or before the Termination Date, the Company will pay Executive, within 15 days after the Termination Date, such award in the amount of Executive’s award earned for the Performance Period; provided, however, that if any such Bonus Plan requires, as a condition to eligibility for payment, that a participant be employed by the Company on the date payment is made, then payment of the award under such Bonus Plan for the Performance Period ended before the Year of Termination shall be made on the Commencement Date.

(c) Continuation of Base Salary. The Company will pay Executive (i) on the Commencement Date an amount equal to seven-twelfths of Executive’s Base Salary, and (ii) each month thereafter during the Severance Compensation Period an amount equal to one-twelfth of Executive’s Base Salary.

(d) Continuation of Annual Bonuses. On March 15 of each of the first three Years immediately following the Termination Date the Company will pay Executive an amount equal to the sum of the last Target Awards fixed before the Termination Date for Executive for a PP Award and for a cash bonus under the Performance Participation Plan; provided that if the foregoing date for the first such annual payment occurs before the Commencement Date, such first annual payment will be paid on the Commencement Date.

(e) Payment of LTI Awards for Performance Periods Not Completed Before the Termination Date. On the later of the Commencement Date or the date that is 2 1/2 months following the end of such Performance Period, the Company will pay Executive the Prorated Amount of Executive’s LTI Award for the Performance Period, if any, which is scheduled to end on the last day of the Year of Termination. The amount of any such award, from which the Prorated Amount is derived, shall be determined based on the degree to which each performance goal on which such award is based has been satisfied prior to the Termination Date, as determined in the discretion of the Compensation Committee of the Company’s Board of Directors. The “Prorated Amount” of Executive’s award in respect of such Performance Period means an amount equal to the portion of such award which bears the same ratio to the amount of such award as the portion of such Performance Period expired immediately before the Termination Date bears to the entire period of such Performance Period.

(f) Health Insurance. Subject to the provisions of the last sentence of this Subsection, during the Severance Compensation Period the Company will reimburse Executive in cash monthly in an amount equal to Executive’s after-tax cost actually incurred by Executive to maintain health insurance coverage from commercial sources that is comparable to the health care coverage Executive last elected as an employee for himself, his spouse and dependents under the Company’s health care plan covering Executive. The aggregate premium cost of providing such insurance will be borne by the Company and Executive in accordance with the Company’s policy then in effect for employee participation in premiums, on substantially the same terms as would be applicable to an executive officer of the Company. The COBRA health care continuation coverage period under Section 4980B of the Code shall begin on the Termination Date and continue to run concurrently with the Severance Compensation Period. If at any time during the Severance Compensation Period similar health insurance coverage shall become available to Executive in connection with Executive’s employment by another employer, Executive will advise the Company, and the Company may terminate the payments provided by the Company pursuant to this Subsection, effective on the date when Executive has the opportunity to be covered by such other health insurance coverage.

(g) Life and Accident Insurance. Subject to (i) the provisions of the last sentence of this Subsection and (ii) the terms, limitations and exclusions of the Plan or Plans for provision of life and accident insurance and the Company’s related policies of group insurance (other than any limitation or exclusion classifying former employees as ineligible for participation), (A) during the Insurance Benefits Period the Company will provide life and accident insurance coverage for Executive comparable to the life and accident insurance coverage which Executive last elected to receive as an employee under the applicable Plan for such benefits, subject to modifications from time to time of the coverage available under such Plan or related insurance policies which are applicable generally to executive officers of the Company, and (B) on the Commencement Date the Company will reimburse Executive for the Company’s share (determined in accordance with the next sentence) of any premiums paid by Executive for such life and accident insurance during the period from the Termination Date to the Commencement Date. The cost of providing such insurance will be borne by the Company and Executive in accordance with the Company’s policy then in effect for employee participation in premiums, on substantially the same terms as would be applicable to an executive officer of the Company. The Company shall pay its share of such premiums to the applicable insurance carrier(s) on the due date(s) established by such carrier(s), but in no event later than the last day of the calendar year in which such due date(s) occurs. If at any time during the Insurance Benefits Period similar life or accident insurance coverage shall become available to Executive in connection with Executive’s employment by another employer, Executive will advise the Company, and the Company may terminate the corresponding life or accident coverage provided by the Company pursuant to this Subsection, effective on the date when Executive has the opportunity to be covered by such other insurance.

(h) Stock Options. Any stock options not exercisable as of the Termination Date shall expire on the Termination Date. Any stock options that are exercisable as of the Termination Date shall expire on the date that is three months following the Termination Date.

12. Compensation upon Termination Following a Change in Control. Subject to the terms of Sections 16-19, in the event of a Termination Following a Change of Control, Executive will receive from the Company the following payments and benefits in addition to the payments and benefits provided in Section 11 of this Agreement:

(a) Bonus. If under any Bonus Plan no cash award shall have been granted to Executive for the last Performance Period ended before the Year of Termination, on the Commencement Date Executive will receive a lump sum amount equal to the sum of the Target Awards under each such Bonus Plan which would have been payable to Executive for such Performance Period.

(b) LTI Awards. On each of the six-month, eighteen-month and thirty-month anniversaries of the Commencement Date, Executive will receive an amount equal to the Target Award for the LTI Award for the Performance Period scheduled to end on the last day of the Year of Termination.

(c) SERP. On the Commencement Date Executive will receive a lump sum payment equal to the actuarial present value, determined on the basis of the applicable actuarial assumptions under the Teleflex Incorporated Retirement Income Plan (the “TRIP”) as of the Commencement Date, of the additional accruals with which Executive would have been credited under each of the TRIP and the Teleflex Incorporated Supplemental Executive Retirement Plan in which Executive participates as of the Termination Date, if Executive were credited with three additional Years of Benefit Service (as defined in the TRIP), received Base Salary and Target Awards under each Bonus Plan in which Executive participates as of the Termination Date (in each case equal to the Target Award(s) for the last Performance Period ended before the Year of Termination) throughout such additional three Years of Benefit Service, but made no contributions to a 401(k) or cafeteria plan.

(d) Outplacement. Beginning on the Commencement Date and ending on the earlier of the last day of the Severance Compensation Period or the first date Executive is employed by another employer, the Company shall reimburse Executive for the cost of outplacement assistance services, up to a maximum of $20,000, which shall be provided by an outplacement agency selected by Executive. The Company shall reimburse Executive within 15 days following the date on which the Company receives proof of payment of such expense.

(e) Automobile. If Executive was provided with the use of an automobile or a cash allowance therefor as of the Termination Date, such use of an automobile or cash allowance, as the case may be, shall be provided to Executive beginning on the Commencement Date and ending on the earlier of the last day of the Severance Compensation Period or the first date Executive is employed by another employer.

(f) Acceleration of Vesting of Stock Options and Restricted Stock. All stock options, restricted stock awards and similar equity compensation awards now held by Executive, or hereafter granted to Executive pursuant to any Equity Compensation Plan, which are outstanding at the Termination Date and have not theretofore become exercisable in full (in the case of stock options) or non-forfeitable (in the case of restricted stock) will become exercisable in full or cease to be subject to the possibility of forfeiture, respectively, on the Termination Date. The Board of Directors of the Company has taken action, or will take action within 90 days after the date hereof, amend all stock options and restricted stock awards now held by Executive to provide for the foregoing acceleration of vesting, and the Board of Directors will include such a provision in the terms of all stock options and restricted stock awards granted to Executive hereafter. Any stock options not exercised by Executive prior to the Termination Date, whether or not exercisable prior to the Termination Date, shall expire on the date that is three months following the Termination Date.

13. Increase in Payments Upon Termination Following a Change of Control.

(a) Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and it is determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the Company shall pay to Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income tax, employment tax and excise tax imposed upon the Gross-Up Payment, shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, unless Executive specifies that other rates apply, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on the Termination Date, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(b) All determinations to be made under this Section 13 shall be made by the Company’s independent public accountants immediately prior to the Change of Control or by another independent public accounting firm mutually selected by the Company and Employee before the date of the Change in Control (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations both to the Company and Executive within 20 days after the Termination Date. Any such determination by the Accounting Firm shall be binding upon the Company and Executive. The Company shall pay the Gross-Up Payment to Executive within ten days after the Accounting Firm’s determination; provided, however, that if it is determined that payment on such date would result in adverse tax consequences under Section 409A of the Code, the Company shall pay the Gross-Up payment to Executive on the Commencement Date.

(c) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 13 shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this Section 13, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

14. Deductions and Taxes. Amounts payable by the Company pursuant to this Agreement shall be paid net of (i) taxes withheld by the Company in accordance with the requirements of law and (ii) deductions for the portion of the cost of certain benefits to be borne by Executive pursuant to Sections 11(f) and (g).

15. Compensation and Benefits Pursuant to Other Agreements and Plans. Nothing in this Agreement is intended to diminish or otherwise affect Executive’s right to receive from the Company all compensation payable to Executive by the Company in respect of his Employment prior to the Termination Date pursuant to any agreement with the Company (other than this Agreement) or any Plan.

16. Executive’s General Release and Resignation from Board of Directors. As a condition to the obligations of the Company to pay severance compensation and provide benefits pursuant to Sections 11 and 12, the Company shall have received from Executive not later than the Termination Date his written resignation from the Company’s Board of Directors and a general release in substantially the form of Exhibit A executed by Executive (the “Release”), and Executive shall not thereafter revoke the Release. No payments or other benefits shall be made or provided under this Agreement (including acceleration of exercisibility of stock options or vesting of restricted stock) before the expiration of the seven-day revocation period described in Section 7 of the Release. In any case, if Executive fails to resign from the Board of Directors or fails to execute, or if Executive revokes, the Release, no payments or benefits shall thereafter be made or provided to Executive pursuant to this Agreement, and Executive shall be required to reimburse to the Company any payments or benefits (including the amount of income recognized with respect to any stock options or restricted stock for which exercisability or vesting was accelerated) received by Executive pursuant to this Agreement, but Executive’s obligations pursuant to Sections 17 and 18 shall continue in force.

17. Confidential Information. Executive acknowledges that, by reason of Executive’s employment by and service to the Company, Executive has had and will continue to have access to confidential information of the Company and its Affiliates, including information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company and its Affiliates and other distributors, customers, clients, suppliers and others who have business dealings with the Company and its Affiliates (“Confidential Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company, and Executive covenants that Executive will not, either during or after Executive’s employment by the Company, disclose any such Confidential Information to any Person for any reason whatsoever without the prior written authorization of the Company, unless such information is in the public domain through no fault of Executive or except as may be required by law or in a judicial or administrative proceeding. Notwithstanding anything to the contrary herein, each of the parties (and each employee, representative, or other agent of such parties) may disclose to any Person, without limitation of any kind, the federal income tax treatment and federal income tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

18. Restrictive Covenants.

(a) Covenant Not to Compete.

(i) Executive agrees that, during the Severance Compensation Period, Executive will not, at any time, directly or indirectly, engage in, or have any interest on behalf of himself or others in any person or business other than the Company (whether as an employee, officer, director, agent, security holder, creditor, partner, joint venturer, beneficiary under a trust, investor, consultant or otherwise) that engages in any of those business activities, and in any geographic areas, in which the Company is engaged or has been engaged in the preceding twelve (12) months (a “Competing Business”).

(ii) Notwithstanding the restrictions set forth in Section 18(a)(i), during the Severance Compensation Period, Executive may acquire solely as an investment not more than 2% of any class of securities of an entity engaged in a Competing Business if such class of securities is listed on a national securities exchange or on the Nasdaq system, so long as Executive remains a passive investor in such entity and does not become engaged as a director, officer, employee or manager of such entity or otherwise involved in the day to day operations of such entity.

(iii) Executive has advised the Company that, as of the date of this Agreement, he owns a forty-two percent (42%) equity interest in Sunoptic Technologies,® LLC (“Sunoptic”). Sunoptic’s business currently involves the custom design, development, manufacturing, testing and sale of, and the provision of regulatory services relating to, fiberoptic cables, high intensity lightsources, dental curing probes, digital recording, and imaging devices for the medical, industrial, dental and veterinary industries. Certain of Sunoptic’s current product offerings are substantially similar to those offered by the Company’s medical business (“Teleflex Medical”). Sunoptic’s revenues for these competing products currently constitute less than one half of one percent (0.5%) of Teleflex Medical’s total revenues. The non-management members (the “Independent Directors”) of the Company’s Board of Directors (the “Board”) will conduct an executive session at the next regularly scheduled meeting of the Board to determine whether Executive’s equity ownership in Sunoptic constitutes a conflict of interest under the Company’s Code of Ethics (the “Code of Ethics”) and, if so, what, if any, exceptions, in their sole discretion, will be considered. In the event the Independent Directors determine that a conflict of interest exists and decide to permit a waiver, such waiver shall constitute an effective waiver by the Company of the restrictions set forth under this Section 18 with respect to Executive’s relationship with Sunoptic. At any time prior to Executive’s termination of employment with the Company, the Independent Directors may at any time, and from time to time, revoke, amend or otherwise modify any such waiver, in their sole discretion, and any such revocation, amendment or other modification shall be effective with respect to this Section 18.

(b) Hiring of Employees. During the Severance Compensation Period, the Executive agrees that Executive will not directly or indirectly solicit for employment, or hire or offer employment to, (i) any employee of the Company unless the Company first terminates the employment of such employee, or (ii) any person who at any time during the one hundred eighty (180) day period prior to the Termination Date was an employee of the Company.

(c) Non-Solicitation. Executive hereby agrees that, during the Severance Compensation Period, Executive will not directly or indirectly call on or solicit for the purpose of selling services or products of a type offered by the Company or divert or take away from the Company (including, by divulging any identity to any competitor or potential competitor of the Company) any person or entity who is at the Termination Date, or at any time during the twelve (12) month period prior to the Termination Date had been, a customer of the Company or whose identity is known to Executive at the Termination Date as one whom the Company intends to solicit within the succeeding year.

(d) Return of Company Property. Upon a Termination of Employment Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company in Executive’s possession, under Executive’s control, or to which Executive may have access. The Executive will not reproduce or appropriate for Executive’s own use, or for the use of others, any Confidential Information.

19. Equitable and Other Relief; Consent to Jurisdiction of Pennsylvania Courts.

(a) Executive acknowledges that the restrictions contained in Sections 17 and 18 are reasonable and necessary to protect the legitimate interests of the Company and its Affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any material violation of any provision of that Section will result in irreparable injury to the Company. Executive represents and acknowledges that (i) Executive has been advised by the Company to consult Executive’s own legal counsel in respect of this Agreement and (ii) Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Executive’s counsel.

(b) Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 17 or 18, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled under applicable law. Without limiting the foregoing, Executive also agrees that payment of the compensation and benefits payable under Sections 11 and 12 may be automatically ceased in the event of a material breach of the covenant of Sections 17 or 18, provided the Company gives Executive written notice of such breach, specifying in reasonable detail the circumstances constituting such material breach.

(c) Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Sections 17 or 18 hereof, including any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in a United States District Court in Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in or around Philadelphia, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court. Executive also irrevocably and unconditionally consents to receive service of any process, pleadings, notices or other papers in a manner provided for in Section 25 for the giving of notices.

20. Arbitration of Disputes. If the Company and Executive cannot agree on the interpretation or enforcement of one or more provisions of this Agreement (including whether a material breach has occurred under Subsection 19(b)), such disagreement shall be resolved by an arbitrator, mutually agreeable to the Company and Executive, within sixty (60) days after either party notifies the other of such disagreement. If the Company and Executive cannot mutually agree on a single arbitrator, each of the Company and Executive shall together choose an arbitrator and the two arbitrators so chosen shall choose a third neutral arbitrator. The decision of the arbitrator(s) shall be rendered within the initial sixty (60) day period described above and shall be final.

21. Enforcement. It is the intent of the parties that Executive not be required to incur any expenses associated with the enforcement of Executive’s rights under this Agreement by arbitration, litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder. Accordingly, the Company will pay Executive the amount necessary to reimburse Executive in full for all expenses (including all attorneys’ fees and legal expenses) incurred by Executive in attempting to enforce any of the obligations of the Company under this Agreement, without regard to outcome, unless the lawsuit brought by Executive is determined to be frivolous by a court of final jurisdiction.

22. No Obligation to Mitigate Company’s Obligations. Executive will not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise, except to the extent provided in Subsections 11(f), 11(g) and 12(e).

23. No Set-Off. Except as provided in Sections 14 and 19(b), the Company’s obligation to make the payments, and otherwise perform its obligations, provided for in this Agreement shall not be diminished or delayed by reason of any set-off, counterclaim, recoupment or similar claim which the Company may have against Executive or others.

24. Successor Company. The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, to acknowledge expressly that this Agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, the Company shall mean the Company as herein before defined and any such successor or successors to its business or assets, jointly or severally.

25. Notices. All notices and other communications given pursuant to or in connection with this Agreement shall be in writing and delivered (which may be by telefax or other electronic transmission) to a party at the following address, or to such other address as such party may hereafter specify by notice to the other party:

If to the Company, to:

Teleflex Incorporated

155 S. Limerick Road

Limerick, PA 19468

Attention: General Counsel

If to Executive, to:

Jeffrey P. Black

26. Governing Law. This Agreement will be governed by the law of Pennsylvania, excluding any conflicts or choice of law rule or principle that might otherwise refer to the substantive law of another jurisdiction for the construction, or determination of the validity or effect, of this Agreement.

27. Parties in Interest. This Agreement, including specifically the covenants of Sections 17 and 18, will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.

28. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the right of Executive to receive severance compensation upon the termination of his Employment, and supersedes any prior agreements or understandings between the parties relating to the subject matter of this Agreement, including but not limited to the Executive Change in Control Agreement dated June 21, 2005 between the parties.

29. Amendment or Modification. No amendment or modification of or supplement to this Agreement will be effective unless it is in writing and duly executed by the party to be charged thereunder.

30. Construction. The following principles of construction will apply to this Agreement:

(a) Unless otherwise expressly stated in connection therewith, a reference in this Agreement to a “Section,” “Exhibit” or “party” refers to a Section of, or an Exhibit or a party to, this Agreement.

(b) The word “including” means “including without limitation.”

31. Headings and Titles. The headings and titles of Sections and the like in this Agreement are inserted for convenience of reference only, form no part of this Agreement and shall not be considered for purposes of interpreting or construing any provision hereof.

EXECUTED as of March 24, 2006.

TELEFLEX INCORPORATED By: /s/ John J. Sickler

John J. Sickler Vice-Chairman

/s/ Jeffrey P. Black

Jeffrey P. Black

EXHIBIT A

GENERAL RELEASE

1. I, JEFFREY P. BLACK, for and in consideration of certain payments to be made and the benefits to be provided to me under the Executive Severance Agreement, dated as of February  , 2006 (the “Agreement”) between me and TELEFLEX INCORPORATED (the “Company”) and conditioned upon such payments and provisions, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of action, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of my employment with the Company to the date of these presents and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship and the termination of my employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Pennsylvania Human Relations Act, 43 Pa. C.S.A. §§951 et. seq., the Rehabilitation Act of 1973, 29 USC §§ 701 et seq., Title VII of the Civil Rights Act of 1964, 42 USC §§ 2000e et seq., the Civil Rights Act of 1991, 2 USC §§ 60 et seq., as applicable, the Age Discrimination in Employment Act of 1967, 29 USC §§ 621 et seq., the Americans with Disabilities Act, 29 USC §§ 706 et seq., and the Employee Retirement Income Security Act of 1974, 29 USC §§ 301 et seq., all as amended, any contracts between the Company and me and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that this Release shall not apply to any entitlements under the terms of the Agreement or under any other plans or programs of the Company in which I participated and under which I have accrued and become entitled to a benefit other than under any Company separation or severance plan or program, nor shall it apply to any claim for indemnification or for insurance coverage otherwise available with respect to acts or omissions within the scope of my employment with the Company. A plan or program shall not be considered a separation or severance plan or program merely because it contains incidental provisions that operate in the event of my separation or severance from the Company.

2. Subject to the limitations of paragraph 1 above, I expressly waive all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. I understand the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

3. I hereby agree and recognize that my employment by the Company was permanently and irrevocably severed on      , 2     and the Company has no obligation, contractual or otherwise to me to hire, rehire or reemploy me in the future. I acknowledge that the terms of the Agreement provide me with payments and benefits which are in addition to any amounts to which I otherwise would have been entitled.

4. I hereby agree and acknowledge that the payments and benefits provided to me by the Company are to bring about an amicable resolution of my employment arrangements and are not to be construed as an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company and that the Agreement was, and this Release is, executed voluntarily to provide an amicable resolution of my employment relationship with the Company.

5. I hereby acknowledge that nothing in this Release shall prohibit or restrict me from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization. In addition, I understand that each of the parties hereto (and each employee, representative, or other agent of such parties) may disclose to any person, without limitation of any kind, the federal income tax treatment and federal income tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

6. I hereby certify that I have read the terms of this Release, that I have been advised by the Company to discuss it with my attorney, that I have received the advice of counsel and that I understand its terms and effects. I acknowledge, further, that I am executing this Release of my own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in the Agreement, which I acknowledge is adequate and satisfactory to me. None of the above named parties, nor their agents, representatives or attorneys have made any representations to me concerning the terms or effects of this Release other than those contained herein.

7. I hereby acknowledge that I have been informed that I have the right to consider this Release for a period of 21 days prior to execution. I also understand that I have the right to revoke this Release for a period of seven days following execution by giving written notice to the Company at the address set forth in Section 25 of the Agreement.

8. I hereby further acknowledge that the terms of Sections 17 and 18 of the Agreement shall continue to apply for the balance of the time periods provided therein and that I will abide by and fully perform such obligations.

Intending to be legally bound hereby, I execute the foregoing Release this      day of      , 2      .

Witness	Jeffrey P. Black